Exhibit 99.1
Investor Contact:
Stephen J. Mock
Media contact:
Peter Wolf
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PAR PHARMACEUTICAL RETURNS PAR-101 MARKETING RIGHTS
TO OPTIMER PHARMACEUTCALS
Par to Receive $25 Million in Payments from Optimer,
Plus $6.8 Million in Net Proceeds from the Sale of Optimer Shares

Par Seeking to Add Marketed Product to Proprietary Drug Portfolio before Year-End
Woodcliff Lake, N.J., Feb. 21, 2007 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced it has returned marketing rights to Difimicin (PAR-101/OPT-80), an investigational drug to treat Clostridium difficile-associated diarrhea (CDAD), to Optimer Pharmaceuticals, Inc., a biotechnology company based in San Diego, Calif. Difimicin was the subject of a joint development and collaboration agreement between the two companies announced in May 2005. Optimer will continue to develop Difimicin, which is expected to enter Phase III clinical trials in March.
For returning Difimicin marketing rights, Par received $20 million from Optimer. As part of the agreement, Par participated as a selling shareholder in Optimer’s initial public offering and received $6.8 million in net proceeds from the sale of 1,050,000 shares of common stock. Par’s holdings in Optimer now total approximately 1.26 million shares of common stock. Also, under the terms of the agreement, Par will receive a $5 million milestone payment from Optimer upon the earliest of three events. Under terms of the agreement, Par will also receive royalty payments from Optimer based on global sales of the product.
“This collaboration with Optimer has gone very well, with Difimicin expected to enter Phase III next month,” said Paul Campanelli, executive vice president, Business Development and Licensing. “Our strategy, though, is to redirect resources toward timelier business development opportunities, so that we might bring to market at least one more branded product before the end of 2007.”
About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com
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